      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 25, 2005

                                               REGISTRATION NO. 333 - __________

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        --------------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               APACHE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                                  NO. 41-0747868
(STATE OR OTHER JURISDICTION OF          (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
INCORPORATION OR ORGANIZATION)

          2000 POST OAK BOULEVARD, SUITE 100, HOUSTON, TEXAS 77056-4400
                                 (713) 296-6000
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               APACHE CORPORATION
                             2005 STOCK OPTION PLAN
                            (FULL TITLE OF THE PLAN)

          P. ANTHONY LANNIE, SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                               APACHE CORPORATION
          2000 POST OAK BOULEVARD, SUITE 100, HOUSTON, TEXAS 77056-4400
                                 (713) 296-6000
   (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                           CODE, OF AGENT FOR SERVICE)

                         CALCULATION OF REGISTRATION FEE

         Title of                                Proposed Maximum     Proposed Maximum
     Securities to be          Amount to be     Offering Price Per   Aggregate Offering   Amount of Registration
      Registered (1)          Registered (2)        Share (3)             Price (3)               Fee (3)
--------------------------   ----------------   ------------------   ------------------   -----------------------
     Common Stock, par
  value $0.625 per share,    5,000,000 shares         $55.56            $277,800,000                 $32,698
 and associated Preferred
 Stock Purchase Rights (4)

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers any additional shares of Common Stock which become issuable pursuant to the employee benefit plan described herein be reason of any stock dividend, stock split, recapitalization, or other similar transaction.

(3) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rules 457(c) and 457(h), the offering price and registration fee are computed on the basis of the average of the high and low prices of the Common Stock, as reported on The New York Stock Exchange, Inc. Composite Transactions Reporting System for May 23, 2005.

(4) Preferred Stock Purchase Rights are evidenced by certificates for shares of the Common Stock and automatically trade with the Common Stock. Value attributable to such Preferred Stock Purchase Rights, if any, is reflected in the market price of the Common Stock.

                                  INTRODUCTION

This registration statement on Form S-8 is being filed by the registrant, Apache Corporation ("Apache" or the "Registrant"), for the purpose of registering 5,000,000 shares of common stock, par value $0.625 per share ("Apache Common Stock"), for issuance under the terms of the Apache Corporation's 2005 Stock Option Plan. Such 5,000,000 shares of Apache Common Stock have been reserved and authorized for issuance from Apache's authorized and unissued capital stock.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by Apache with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Commission File No. 001-04300, are incorporated by reference into this Registration Statement:

      (1) Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Commission on March 16, 2005.

      (2) Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the Commission on May 10, 2005.

      (3) All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

The descriptions set forth below of the common stock of Apache, par value $0.625 per share ("Apache Common Stock"), the preferred stock and the Rights (as defined below) constitute brief summaries of certain provisions of Apache's Restated Certificate of Incorporation, Apache's Bylaws and the Rights Agreement between Apache and Wells Fargo Bank, N.A. ("Wells Fargo"), formerly Norwest Bank Minnesota, N.A., and are qualified in their entirety by reference to the relevant provisions of such documents, all of which are listed under Item 8 as exhibits to this Registration Statement and are incorporated herein by reference.

APACHE COMMON STOCK

      All outstanding shares of Apache Common Stock are fully paid and nonassessable, and all holders of Apache Common Stock have full voting rights and are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The Board of Directors of Apache is classified into three groups of approximately equal size, one-third elected each year. Stockholders do not have the right to cumulate votes in the election of directors and have no preemptive or subscription rights. Apache Common Stock is neither redeemable nor convertible, and there are no sinking fund provisions relating to such stock.

      Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of Apache Common Stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities.

      Apache's current policy is to reserve one ten-thousandth (1/10,000) of a share of Series A Preferred Stock (as defined below) for each 2.31 shares of Apache Common Stock issued in order to provide for possible exercises of Rights (as defined below) under Apache's existing Rights Agreement.

      The currently outstanding Apache Common Stock and the Rights (as defined below) under Apache's existing Rights Agreement are listed on the New York Stock Exchange and the Chicago Stock Exchange and quoted on the NASDAQ National Market. Wells Fargo is the transfer agent and registrar for Apache Common Stock.

      Apache typically mails its annual report to stockholders within 120 days after the end of its fiscal year. Notices of stockholder meetings are mailed to record holders of Apache Common Stock at their addresses shown on the books of the transfer agent and registrar.

PREFERRED STOCK

      Apache has five million shares of no par preferred stock authorized, of which (i) 25,000 shares have been designated Series A Junior Participating Preferred Stock ("Series A Preferred Stock") and authorized for issuance pursuant to the Rights (as defined below) that trade with Apache Common Stock, and (ii) 100,000 shares have been designated 5.68% Cumulative Preferred Stock, Series B ("Series B Preferred Stock"). A total of 100,000 shares of Series B Preferred Stock are currently outstanding, and shares of Series A Preferred Stock have been reserved for issuance in accordance with the Rights Agreement relating to the Rights. Additional shares of preferred stock may be authorized for issuance and issued by the Board of Directors with such voting powers and in such classes and series, and with such designations, preferences, and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof (including conversion into or exchange for Apache Common Stock or other securities of Apache or its subsidiaries), as may be stated and expressed in the resolution or resolutions providing for the issuance of such preferred stock adopted by the Board of Directors providing for the issuance of such preferred stock.

RIGHTS

      In December 1995, Apache declared a dividend of one right (a "Right") for each 2.31 shares (adjusted for the ten and five percent stock dividends) of Apache Common Stock outstanding on January 31, 1996. Each full Right entitles the registered holder to purchase from Apache one ten-thousandth (1/10,000) of a share of Series A Preferred Stock at a price of $100 per one ten-thousandth of a share, subject to adjustment. The Rights are exercisable ten calendar days following a public announcement that certain persons or groups have acquired 20 percent or more of the outstanding shares of Apache Common Stock or ten business days following commencement of an offer for 30 percent or more of the outstanding shares of Apache Common Stock. Unless and until the Rights become exercisable, they will be transferred with and only with the shares of Apache Common Stock.

      In addition, if a person or group becomes the beneficial owner of 20 percent or more of the outstanding shares of Apache Common Stock (a "flip in event"), each Right will become exercisable for shares of Apache Common Stock at 50 percent of the then market price of Apache Common Stock. If a 20-percent stockholder of Apache acquires Apache, by merger or otherwise, in a transaction where Apache does not survive or in which Apache Common Stock is changed or exchanged (a "flip over event"), the Rights become exercisable for shares of the common stock of the corporation acquiring Apache at 50 percent of the then market price of Apache Common Stock. Any Rights that are or were beneficially owned by a person who has acquired 20 percent or more of the outstanding shares of Apache Common Stock, and who engages in certain transactions or realizes the benefits of certain transactions with Apache, will become void. If an offer to acquire all of the outstanding shares of Apache Common Stock is determined to be fair by Apache's board of directors, the transaction will not trigger a flip in event or a flip over event. Apache may also redeem the Rights at $.01 per Right at any time until ten business days after public announcement of a flip in event. The Rights will expire on January 31, 2006, unless earlier redeemed by Apache. Unless the Rights have been previously redeemed, all shares of Apache Common Stock issued by Apache after January 31, 1996, will include Rights, including the Apache Common Stock issuable under the terms of the Apache Corporation 2005 Stock Option Plan.

ITEM 4. DESCRIPTION OF SECURITIES

      Not applicable

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

      Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 145 of the Delaware General Corporation Law ("DGCL"), inter alia, authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) because the person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the suit or proceeding if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Similar indemnity is authorized against expenses (including attorneys' fees) actually and reasonably incurred in defense or settlement of any pending, completed or threatened action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) the person shall not have been adjudged liable to the corporation. The indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

      Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him. Apache maintains policies insuring the officers and directors of Apache and its subsidiaries against certain liabilities for actions taken in their capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

      Article VII of Apache's Bylaws provides, in substance, that directors, officers, employees and agents of Apache shall be indemnified to the extent permitted by Section 145 of the DGCL. Additionally, the Seventeenth Article of Apache's Restated Certificate of Incorporation eliminates in certain circumstances the monetary liability of directors of Apache for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director (i) for a breach of a director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions by a director not in good faith; (iii) for acts or omissions by a director involving intentional misconduct or a knowing violation of the law; (iv) under Section 174 of the DGCL (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL); and (v) for transactions from which the director derived an improper personal benefit.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.

ITEM 8. EXHIBITS.

The following exhibits are filed herewith unless otherwise indicated:

EXHIBIT
NUMBER                          DESCRIPTION OF EXHIBIT
-------                         ----------------------
  4.1             Restated Certificate of Incorporation of Apache Corporation
                  (incorporated by reference to Exhibit 3.1 to Apache's Annual
                  Report on Form 10-K for the year ended December 31, 2003, as filed with the Commission on March 12, 2004, Commission File
                  No. 001-04300)

  4.2             Bylaws of Apache Corporation, as amended February 5, 2004
                  (incorporated by reference to Exhibit 3.2 to Apache's Annual
                  Report on Form 10-K for the year ended December 31, 2003, as filed with the Commission on March 12, 2004, Commission File
                  No. 001-04300)

  4.3             Form of Certificate for Registrant's Common Stock
                  (incorporated by reference to Exhibit 4.1 to Apache's
                  Quarterly Report on Form 10-Q for the quarter ended March 31,
                  2004, as filed with the Commission on May 10, 2004, Commission
                  File No. 001-04300)

  4.4             Rights Agreement, dated January 31, 1996, between Apache
                  Corporation and Norwest Bank Minnesota, N.A., as rights agent
                  (incorporated by reference to Exhibit (a) to Apache's
                  Registration Statement on Form 8-A, as filed with the Commission on January 24, 1996, Commission File No. 001-04300)

  4.5 Apache Corporation 2005 Stock Option Plan (incorporated by reference to Appendix B to the Proxy Statement relating to Apache's 2005 annual meeting of stockholders, as filed with the Commission on March 28, 2005, Commission File No.
                  001-04300)

 *5.1 Opinion of Andrews Kurth LLP regarding legality of securities being registered

*23.1             Consent of Ernst & Young LLP

*23.2             Consent of Ryder Scott Company, L.P.

*23.3             Consent of Andrews Kurth LLP (included in Exhibit 5.1)

*24.1             Power of Attorney (included on signature page)

----------
*Filed herewith

ITEM 9. UNDERTAKINGS.

(a)   The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement relating to the securities offered herein shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

      (6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas.

                                       APACHE CORPORATION

Date: May 25, 2005                     By: /s/ G. Steven Farris
                                         ---------------------------------------
                                           G. Steven Farris,
                                           President, Chief Executive Officer,
                                           and Chief Operating Officer

                                POWER OF ATTORNEY

The undersigned directors and officers of Apache Corporation do hereby constitute and appoint G. Steven Farris, Roger B. Plank, P. Anthony Lannie, and Jeffrey B. King, and each of them, with full power of substitution, our true and lawful attorneys-in-fact to sign and execute, on behalf of the undersigned, any and all amendments (including post-effective amendments) to this Registration Statement; and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities and on the dates indicated.

         SIGNATURE                          TITLE                     DATE
         ---------                          -----                     ----
/s/ G. Steven Farris           Director;
----------------------------   President,
G. Steven Farris               Chief Executive Officer,
                               and Chief Operating Officer
                               (Principal Executive Officer)      May 25, 2005

/s/ Roger B. Plank             Executive Vice President and
----------------------------  Chief Financial Officer
Roger B. Plank                (Principal Financial Officer)       May 25, 2005

/s/ Thomas L. Mitchell         Vice President and
----------------------------   Controller
Thomas L. Mitchell             (Principal Accounting Officer)     May 25, 2005

         SIGNATURE                         TITLE                     DATE
         ---------                         -----                     ----
/s/ Raymond Plank                 Director and
----------------------------      Chairman of the Board
Raymond Plank                                                     May 25, 2005

/s/ Frederick M. Bohen            Director
----------------------------
Frederick M. Bohen                                                May 25, 2005

/s/ Randolph M. Ferlic            Director
----------------------------
Randolph M. Ferlic                                                May 25, 2005

/s/ Eugene C. Fiedorek            Director
----------------------------
Eugene C. Fiedorek                                                May 25, 2005

/s/ A. D. Frazier, Jr.            Director
----------------------------
A. D. Frazier, Jr.                                                May 25, 2005

/s/ Patricia Albjerg Graham       Director
----------------------------
Patricia Albjerg Graham                                           May 25, 2005

/s/ John A. Kocur                 Director
----------------------------
John A. Kocur                                                     May 25, 2005

/s/ George D. Lawrence            Director
----------------------------
George D. Lawrence                                                May 25, 2005

/s/ F. H. Merelli                 Director
----------------------------
F. H. Merelli                                                     May 25, 2005

/s/ Rodman D. Patton              Director
----------------------------
Rodman D. Patton                                                  May 25, 2005

/s/ Charles J. Pitman             Director
----------------------------
Charles J. Pitman                                                 May 25, 2005

/s/ Jay A. Precourt               Director
----------------------------
Jay A. Precourt                                                   May 25, 2005

INDEX TO EXHIBITS

EXHIBIT
NUMBER                           DESCRIPTION OF EXHIBIT
-------                          ----------------------
    4.1 Restated Certificate of Incorporation of Apache Corporation (incorporated by reference to Exhibit 3.1 to Apache's Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Commission on March 12, 2004, Commission File No. 001-04300)

    4.2 Bylaws of Apache Corporation, as amended February 5, 2004 (incorporated by reference to Exhibit 3.2 to Apache's Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Commission on March 12, 2004, Commission File No. 001-04300)

    4.3 Form of Certificate for Registrant's Common Stock (incorporated by reference to Exhibit 4.1 to Apache's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, as filed with the Commission on May 10, 2004, Commission File No. 001-04300)

    4.4 Rights Agreement, dated January 31, 1996, between Apache Corporation and Norwest Bank Minnesota, N.A., as rights agent (incorporated by reference to Exhibit (a) to Apache's Registration Statement on Form 8-A, as filed with the Commission on January 24, 1996, Commission File No. 001-04300)

    4.5 Apache Corporation 2005 Stock Option Plan (incorporated by reference to Appendix B to the Proxy Statement relating to Apache's 2005 annual meeting of stockholders, filed with the Commission on March 28, 2005, Commission File No. 001-04300)

   *5.1 Opinion of Andrews Kurth LLP regarding legality of securities being registered

  *23.1           Consent of Ernst & Young LLP

  *23.2           Consent of Ryder Scott Company, L.P.

  *23.3           Consent of Andrews Kurth LLP (included in Exhibit 5.1)

  *24.1           Power of Attorney (included on signature page)

----------
*Filed herewith